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                                                                 EXHIBIT 10.1(a)

CHANGE IN CONTROL
SEVERANCE PROTECTION AGREEMENT
FOR CERTAIN EMPLOYEES OF:

CERULEAN COMPANIES, INC.
BLUE CROSS AND BLUE SHIELD OF GEORGIA, INC.
HMO GEORGIA, INC.
GREATER GEORGIA LIFE INSURANCE COMPANY, INC.
GROUP BENEFITS OF GEORGIA, INC.:


























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CONTENTS
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
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                                                                PAGE

Section 1. Term of Agreement                                     1

Section 2. Change in Control Benefits                            2

Section 3. Excise Tax                                            8

Section 4. Successors and Assignments                            9

Section 5. Confidentiality of Company Information               10

Section 6. Miscellaneous                                        10

Section 7. Contractual Rights and Legal Remedies                11


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CHANGE IN CONTROL SEVERANCE AGREEMENT

     This CHANGE IN CONTROL SEVERANCE AGREEMENT (this "Agreement") is made, entered into, and is effective as of this 1st day of January 1998 (the "Effective Date"), by and between Cerulean Companies, Inc., for itself and each of its wholly owned subsidiaries ( Blue Cross and Blue Shield of Georgia, Inc., HMO Georgia, Inc., Group Benefits of Georgia, Inc. ) and Greater Georgia Life Insurance Company, Inc., a wholly owned subsidiary of Blue Cross and Blue Shield of Georgia, Inc. (hereinafter altogether referred to as the "Company"), which shall be jointly and severally responsible for the performance required of Company, hereunder, and (hereinafter referred to as "Executive"), who may be an employee, officer or director of one or more of the entities making up the Company, or whose compensation may be allocated among one or more of said entities.

     WHEREAS, Executive is presently employed by the Company in a key management capacity; and

     WHEREAS, Executive possesses considerable industry experience and knowledge of the business and affairs of the Company concerning its policies, methods, personnel, and operations; and

     WHEREAS, the Company is desirous of assuring the continued employment of Executive in a key management capacity, and Executive is desirous of having such assurance;

     NOW THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration including, but not limited to, Executive's continuing employment with the Company, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1. TERM OF AGREEMENT

     This Agreement will commence on the Effective Date and shall continue in effect until December 31, 2001, (the "Initial Term").

     This Agreement shall automatically be extended for one additional year at the end of the Initial Term, and then for successive one-year periods (each such one-year extension following the Initial Term a "Successive Period"). However, either party may terminate this Agreement at the end of the Initial Term, or at the end of any Successive Period, by giving the other party written notice of intent not to renew, delivered at least ninety (90) calendar days prior to the end of the Initial Term or Successive Period; provided, however, that any such termination of this Agreement by the Company, which shall become effective within ninety (90) days prior to the public announcement of an intended Change in Control (as such term is defined in Section 2.5 hereof), shall be ineffective and shall be deemed to be a Qualifying Termination as provided in Section 2.2 hereof. Except as otherwise provided, if such notice is properly





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delivered by either party, this Agreement, along with all corresponding rights, duties, and covenants, shall then terminate at the end of the Initial Term or Successive Period then in progress.

     In the event that a public announcement of an intended "Change in Control" of the Company occurs during the Initial Term or any Successive Period, then upon such announcement, the term of this Agreement shall automatically and irrevocably become a term ending twenty-four (24) full calendar months from the effective date of such Change in Control. This Agreement shall then terminate following such twenty-four (24) month period. Further, this Agreement shall be assigned to, and shall be assumed by, the Company's successor in such Change in Control, as further provided in Section 4 hereof.

SECTION 2. CHANGE IN CONTROL BENEFITS

     2.1. RIGHT TO BENEFITS.

     (a) SEVERANCE BENEFITS. Executive shall receive from the Company Severance Benefits as described in Section 2.3 hereof, if during the term of this Agreement there has been a public announcement of an intended Change in Control of the Company (as defined in Section 2.5 hereof) and if, subsequently during this Agreement's term, Executive's employment with the Company shall end for any reason specified in
          Section 2.2 hereof as being a Qualifying Termination. The Severance Benefits described in Sections 2.3(a) through 2.3(d) hereof shall be paid in cash to Executive in a single lump sum as soon as practicable following a Qualifying Termination, but in no event later than thirty
          (30) calendar days from such date. Notwithstanding the foregoing, Severance Benefits which become due pursuant to the circumstances described in Sections 2.6(d) and 4.1 shall be paid immediately.

     (b) OTHER CHANGE IN CONTROL BENEFITS. Executive shall be entitled to receive the payments described in Sections 2.4 and 3 if a Change in Control occurs during the term of this Agreement, or if an intended Change in Control is publicly announced within ninety (90) days thereafter. These benefits shall be paid without regard to whether Executive's employment with the Company ends following such Change in Control. These benefits shall be paid in cash to Executive, in a single lump sum, as soon as practicable following the Change in Control, but in no event later than thirty (30) calendar days from such date.

     2.2. QUALIFYING TERMINATION. The occurrence of any one or more of the following events, during the term of this Agreement following a public announcement of an intended Change in Control of the Company shall be deemed a Qualifying Termination, and shall require the payment of Severance Benefits , as such benefits are described in Section 2.3 hereof, to Executive:




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     (a)  the Company's or its successor's termination of Executive's employment without Cause (as Cause is defined in Section 2.7 hereof);

     (b) Executive's termination of employment for Good Reason (as Good Reason is defined in Section 2.6 herein);

     (c)  the termination of Executive's employment due to disability.

     Additionally, it shall be deemed a Qualifying Termination of Executive, hereunder, if the Company shall fail to renew this Agreement within 90 days prior to the public announcement of an intended Change in Control.

     A Qualifying Termination shall not include a termination of Executive's employment by reason of death, the Executive's voluntary termination without Good Reason, or the Company's termination of the Executive's employment for Cause.

     2.3. DESCRIPTION OF SEVERANCE BENEFITS. In the event that Executive becomes entitled to receive Severance Benefits, as provided in Sections 2.1(a) and 2.2 hereof, the Company shall, within the time limits stated in Section 2.1(a), pay to Executive and provide Executive each of the following:

     (a) a lump-sum cash amount equal to Executive's earned but unpaid Base Salary (as such term is defined in Section 2.8(b) hereof), earned and accrued vacation pay, universal leave pay, unreimbursed business expenses, and all other amounts earned by and owed to Executive through and including the date of the Qualifying Termination. Such payment shall constitute full satisfaction for these amounts owed to Executive.

     (b) a lump-sum cash amount equal to two (2) multiplied by the sum of (i) and (ii), where (i) is the greater of the Executive's annual rate of Base Salary in effect upon the date of the Qualifying Termination, or the Executive's annual rate of Base Salary in effect immediately prior to the announcement of the Change in Control, and (ii) is the average of the amounts received by the Executive as incentive compensation under the Annual Incentive Plan (or any successor plan thereto) during the period of two (2) years that ended immediately before the year which includes the date of the announcement of the intended Change in Control (except that the average payment received shall be calculated only for years in which Executive actually participated in each plan).

     (c) this Section 2.3(c) shall apply only if Executive is at least age 50 or has completed at least 10 "Years of Employer Service" (as defined in the Non-Contributory Retirement Program for Certain Employees of Blue Cross and Blue Shield of Georgia, Inc.) as of the date of Executive's Qualifying Termination. If this Section 2.3(c) applies, the benefits to which



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           Executive is entitled under the Non-Contributory Retirement Program for Certain Employees of Blue Cross and Blue Shield of Georgia, Inc., the Blue Cross and Blue Shield of Georgia, Inc. Supplemental Executive Retirement Plan, and the Blue Cross and Blue Shield of Georgia, Inc. Executive Benefit Restoration Plan, or any other tax-qualified or nonqualified defined benefit pension plan maintained by the Company or an Affiliate, shall be calculated:

           (i) as if the Executive is fully vested in benefits accrued to date thereunder; and

           (ii) as if either (A) the number of "Years of Employer Service" (as defined in the Non-Contributory Retirement Program for Certain Employees of Blue Cross and Blue Shield of Georgia, Inc.) was increased by three (3) years; or (B) the Executive's age was equal to his actual age plus three (3) years for purposes of determining early retirement reductions under any of the Plans, whichever option produces the largest benefit to Executive.

           The amount due Executive under this Section 2.3(c) shall be the amount calculated in accordance with (i) and (ii), above, reduced by amounts paid or payable from the Non-Contributory Retirement Program for Certain Employees of Blue Cross and Blue Shield of Georgia, Inc., and amounts paid or payable upon employment termination in accordance with the provisions of any rabbi trust agreement established to fund benefits under either the Blue Cross and Blue Shield of Georgia, Inc. Supplemental Executive Retirement Plan or the Blue Cross and Blue Shield of Georgia, Inc. Executive Benefit Restoration Plan.

           The amount due Executive hereunder, including amounts previously accrued under both the Blue Cross and Blue Shield of Georgia, Inc. Supplemental Executive Retirement Plan and the Blue Cross and Blue Shield of Georgia, Inc. Executive Benefit Restoration Plan shall be paid in a cash lump sum.

           The three (3) Years of Plan and Association Service granted under this Paragraph 2.3(c) shall not be eligible for the service doubling provision described in the Blue Cross and Blue Shield of Georgia, Inc. Supplemental Executive Retirement Plan.

           For purposes of calculating a lump sum benefit under this Section 2.3(c) for benefit payments under the Blue Cross and Blue Shield of Georgia, Inc. Supplemental Executive Retirement Plan and the Blue Cross and Blue Shield of Georgia, Inc. Executive Benefit Restoration Plan, the lump sum payment shall be equal to the "actuarial equivalent" of the Executive's accrued benefit under the respective plan. The actuarial equivalent shall be determined using accepted actuarial principles and based on (i) the interest rate provided by the Pension Benefit Guaranty Corporation for purposes of determining the value of benefits which are to be paid in a lump sum upon termination of an



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           insufficient trusteed single-employer plan, as set forth in Table II of appendix B of PBGC Reg. Section 4044.52(b), and (ii) the mortality rates set forth in the UP-1984 Mortality Table.

     (d) a lump-sum cash amount sufficient for Executive to purchase health and dental insurance, life insurance, and long-term disability insurance coverage for Executive and Executive's eligible dependents for twenty-four (24) months from the date of the Qualifying Termination, at the exact same cost to Executive, and at the same coverage level in effect as of Executive's date of Qualifying Termination. The applicable COBRA health insurance benefit continuation period shall begin on the date of Executive's Qualifying Termination.

     (e) Executive shall be entitled, at the expense of the Company, to receive up to $20,000 of outplacement services from a nationally recognized outplacement firm of Executive's selection.

     2.4 OTHER CHANGE IN CONTROL BENEFITS. In the event Executive becomes entitled to receive other Change in Control benefits, as provided in Section 2.1(b), the Company shall, within the time limits stated in Section 2.1(b), pay to Executive the following:

     (a) a lump sum cash amount equal to the bonus which would be earned, if the then-current level of goal achievement, as of the date of a Change in Control, under the Company's Annual Incentive Plan (or any successor plan thereto) were annualized, then adjusted based on the number of days Executive was actually employed during the bonus plan year in which the Change in Control occurs. Such payment shall constitute full satisfaction for these amounts owed to Executive.

     (b) a lump sum cash amount equal to the award payable under the Cerulean Companies, Inc. Performance Unit Plan (or any successor plan thereto) as of the date of the Change in Control. Such payment shall constitute full satisfaction for these amounts owed to the Executive.

     In addition, stock options, restricted stock, or performance shares granted to Executive during the term of this Agreement, if any, shall become fully vested upon a Change in Control.

     2.5. DEFINITION OF "CHANGE IN CONTROL." Change in Control of the Company means, and shall be deemed to have occurred upon, the first to occur of any of the following events:

     (a) an acquisition by any Person or Persons (as used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) of Beneficial Ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of the securities of the Company that are then outstanding and entitled to vote generally in the


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           election of directors ("Voting Securities Outstanding"); provided, however, that such acquisition of Beneficial Ownership would result in the Person of Persons Beneficially Owning fifty percent (50%) or more of the combined voting power of Voting Securities Outstanding; and provided further, that immediately prior to such acquisition such Person or Persons were not the direct or indirect Beneficial Owners of fifty percent (50%) or more of the combined voting power of Voting Securities Outstanding; or

     (b) the termination of service as directors, for any reason other than death, disability, or retirement from the Board, during any period of two consecutive years or less, of individuals who at the beginning of such period constituted a majority of the Board, unless (i) the election of or nomination for election of each new director during such period was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the period and (ii) at least one-third of the directors in office at the beginning of any such period are still in office at the end of such period; or

     (c) the approval by the shareholders of the Company of any merger or consolidation or statutory share exchange as a result of which the Voting Securities Outstanding shall be changed, converted, or exchanged (other than a merger or share exchange with a wholly owned subsidiary of the Company) or liquidation of the Company or any sale or disposition of fifty percent (50%) or more of the assets or earning power of the Company; or

     (d) the approval by the shareholders of the Company of any merger or consolidation or statutory share exchange to which the Company is a party, as a result of which the persons who were shareholders of the Company immediately before the effective date of the merger, consolidation, or statutory share exchange shall have Beneficial Ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the Voting Securities Outstanding of the surviving corporation following the effective date of such merger, consolidation, or statutory share exchange.

           No Change in Control shall occur as a result of any acquisition of Voting Securities Outstanding by any wholly-owned subsidiary of the Company or an employee benefit plan (or related trust) sponsored by the Company .

     2.6. DEFINITION OF "GOOD REASON." "Good Reason" shall be determined by Executive, in the exercise of good faith and reasonable judgment, and shall mean, without Executive's express written consent, the occurrence of any one or more of the following, during a period which commences upon the Company's public announcement of an intended Change in Control and ends on the second annual anniversary of the effective date of the Change in Control.

     (a) the Company's requiring Executive to be based at a location that is more




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           than 50 miles farther from Executive's principal residence than
           Executive's job location immediately prior to the Change in Control; except for required travel on the Company's business to an extent consistent with Executive's business travel obligations prior to the Change in Control;

      (b) a reduction of the greater of Executive's Base Salary in effect on the Effective Date or on the date of a Change in Control, as the same shall be increased from time to time;

      (c) a significant reduction in Executive's responsibilities as defined immediately preceding the announcement of an intended Change in Control;

      (d) the failure of the Company or its successor to keep in effect any of the Company's compensation, incentive, health and welfare benefits, or perquisite programs under which Executive receives value, as such programs exist immediately prior to the announcement of an intended Change in Control, or the failure of the Company to meet the funding requirements, if any, of any of the programs. However, the replacement of an existing program with a new program will be permissible (and not grounds for a Good Reason termination) if the value to be delivered to Executive under the new program is at least as great as the value delivered to Executive under the program being replaced, and, with respect to programs that require qualifying service or vesting periods, the qualifying or vesting period of the new program credits Executive's service up to the date of replacement and does not impose new or greater qualifying or vesting periods ; or

      (e) any breach by the Company or its successor of any of the provisions of this Agreement including, but not limited to, the Company failing to obtain the assumption of, or the successor Company refusing to assume the obligations of, this Agreement pursuant to Section 4.1.

     Executive's right to terminate employment for Good Reason shall not be limited by Executive's incapacity due to physical or mental illness. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to any circumstance constituting Good Reason herein, and if a circumstance constituting Good Reason shall arise, Executive may terminate employment based thereon at any time prior to the second annual anniversary of the effective date of the Change in Control.

     2.7. DEFINITION OF "CAUSE." Cause shall be determined by the Chief Executive Officer of the Company, ( except that in the case of the Chief Executive Officer, cause shall be determined by the Chairman of the Company's Board of Directors ) in the exercise of good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:

      (a) a demonstrably willful and deliberate act or failure to act by Executive (other than as a result of incapacity due to physical or mental illness) which is



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           committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, which causes actual material financial injury to the Company and which act or inaction is not remedied within fifteen (15) business days of written notice from the Company; or

      (b) Executive's conviction for a felony act of fraud, embezzlement, theft, or moral turpitude, which acts cause material financial harm to the Company.

     2.8. OTHER DEFINED TERMS. The following terms shall have the meanings set forth below:

      (a)  "Affiliate" means:

            (i) any corporation while it is a member of the same "controlled group" of corporations (within the meaning of Section 414(b) of the Internal Revenue Code (the "Code")) as the Company;

           (ii) any other trade or business (whether or not incorporated) while it is under "common control" (within the meaning of Code
                 Section 414(c)) with the Company;

           (iii) any organization during any period in which it (along with the Company) is a member of an "affiliated service group" (within the meaning of Code Section 414(m)); or

           (iv) any other entity during any period in which it is required to be aggregated with the Company under Code Section 414(o).

      (b) "Base Salary" means, at any time, the then-regular annual rate of pay to which Executive is entitled as annual salary, excluding amounts
           (i) designated by the Company as payment toward reimbursement of expenses; or (ii) received under incentive or other bonus plans, regardless of whether any of the amounts of annual salary or bonus are deferred.

SECTION 3. EXCISE TAX

     3.1. EXCISE TAX PAYMENT. If any portion of the Severance Benefits or any other payment under this Agreement (including, but not limited to, payments described in Section 2.4), or under any other agreement with, or plan of the Company (in the aggregate "Total Payments") constitute a payment, such that an excise tax is due under Section 280G or other provisions of the Internal Revenue Code, the Company shall provide to Executive, in cash, an additional payment in an amount to cover the full excise tax due, and Executive's state and federal income and employment taxes on this additional payment (cumulatively, the "Gross-Up Payment"). If Executive experiences a Qualifying Termination, any amount payable under this Section 3.1 shall be paid as soon as possible following the date of Executive's Qualifying Termination, but in no event later than thirty (30) calendar days after such date. If Executive is eligible for an excise tax payment under this Section 3.1, but Executive remains in active



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employment, such payment shall be made as soon as possible following the date of the Change in Control, but in no event later than thirty (30) calendar days after such date.

     All determinations required to be made under this Section 3.1, including whether and when a Gross-Up Payment is required, and the amount of such Gross-Up Payment and the assumptions to be used in determining such payment, shall be made by the accounting firm used by the Company at the time of such determination (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and to Executive within fifteen (15) business days of the receipt of notice from the Company or Executive that there has been a Qualifying Termination or that there is an amount payable under Section 2.4, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

     For purposes of this Agreement, the term "excise tax" shall mean the tax imposed on certain excess payments pursuant to Sections 280G and 4999 or any other provision of the Internal Revenue Code, as amended.

     3.2. SUBSEQUENT RECALCULATION. In the event the Internal Revenue Service subsequently adjusts the excise tax computation herein described, the Company shall reimburse Executive for the full amount necessary to make Executive whole on an after-tax basis (less any amounts received by Executive that Executive would not have received had the computations initially been computed as subsequently adjusted), including the value of any underpaid excise tax, and any related interest and/or penalties due to the Internal Revenue Service.

SECTION 4. SUCCESSORS AND ASSIGNMENTS

     4.1. SUCCESSORS. The Company will require any successor (whether via a Change in Control, direct or indirect, by purchase, merger, consolidation, or otherwise) of the Company to expressly assume and agree to perform the Company's obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.

     Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall, as of the date immediately preceding the date of a Change in Control, automatically accelerate and make immediately payable, the full benefits due Executive hereunder as upon a Qualifying Termination.

     4.2. ASSIGNMENT BY EXECUTIVE. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive should die while any amount is payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this



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Agreement, to Executive's devisee, legatee, or other designee, or if there is no such designee, to Executive's estate.

     Executive's rights hereunder shall not otherwise be assignable.

SECTION 5. CONFIDENTIALITY OF COMPANY INFORMATION

     5.1. CONFIDENTIALITY, NON-DISCLOSURE AND LIMITATION UPON RECRUITING. Without the prior written consent of the Company, during the term of this Agreement, and if Executive either experiences a Qualifying Termination or voluntarily terminates employment without Good Reason, for a period of twenty-four (24) calendar months thereafter, Executive agrees hereby not to directly or indirectly, disclose or use (except as may be required for the performance of duties assigned by the Company) any trade secret or other confidential material pertaining to the conduct of the Company's business. The Company's business, as that term is used herein, includes but is not limited to, the Company's training manuals, underwriting and group enrollment manuals, records, processes, methods, data, reports, information, documents, equipment and business secrets. Executive further agrees, that during the twenty-four (24) month period following a Qualifying Termination, Executive shall not initiate contact with or attempt to recruit other Company employees for opportunities outside the Company. Nothing herein, however, shall prevent Executive from responding to contacts initiated by other employees.

SECTION 6. MISCELLANEOUS

     6.1. ADMINISTRATION. This Agreement shall be administered by the Board of Directors of the Company, or by a Committee of the Board consisting of Board members designated by the Board (the "Compensation Committee"). In fulfilling its administrative duties hereunder, the Compensation Committee may seek and rely on advice or assistance of the Company's management, outside counsel, independent accountants, or other consultants.

     6.2. NOTICES. Any notice required to be delivered to the Company or the Compensation Committee by Executive hereunder shall be properly delivered to the Company when personally delivered to, or actually received through the U.S. mail, postage prepaid, by:

     Blue Cross and Blue Shield of Georgia, Inc./Cerulean Companies, Inc. 3350 Peachtree Road, N.E.
     Atlanta, GA 30326

     Attn: General Counsel

     Any notice required to be delivered to Executive by the Company or the Compensation Committee hereunder shall be properly delivered to Executive when personally delivered to, or actually received through the U.S. mail, postage prepaid, by Executive.



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SECTION 7. CONTRACTUAL RIGHTS AND LEGAL REMEDIES

     7.1. CONTRACTUAL RIGHTS TO BENEFITS. This Agreement establishes in Executive a right to the benefits to which Executive is entitled hereunder. However, except as expressly stated herein, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

     7.2. LEGAL FEES AND EXPENSES. The Company shall pay all legal fees, costs of litigation, prejudgment interest at an annual rate of 12% compounded monthly, and other expenses which are incurred in good faith by Executive as a result of the Company's refusal to provide the Severance Benefits and other Change in Control benefits to which Executive becomes entitled under this Agreement, or as a result of the Company's (or any third party's) contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict between the parties pertaining to this Agreement.

     7.3. ARBITRATION. Executive shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of Executive's job with the Company, in accordance with the rules of the American Arbitration Association then in effect. Executive's election to arbitrate, as herein provided, and the decision of the arbitrators in that proceeding, shall be binding on the Company and Executive.

     Judgment may be entered on the award of the arbitrator in any court having jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for Executive, shall be borne by the Company.

     7.4. UNFUNDED AGREEMENT. This Agreement is intended to be an unfunded general asset promise for a select, highly compensated member of the Company's management and, therefore, is intended to be exempt from the substantive provisions of the Employee Retirement Income Security Act of 1974 as amended.

     7.5. EXCLUSIVITY OF BENEFITS. Unless specifically provided herein, neither the provisions of this Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish Executive's rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans (qualified or nonqualified), programs, policies, or practices provided by the Company, for which Executive may qualify.

     Vested benefits or other amounts which Executive is otherwise entitled to receive under any plan, policy, practice, or program of the Company (i.e., including, but not limited to, vested benefits under the Non-Contributory Retirement Program for Certain Employees of Cerulean Companies, Inc.), at or subsequent to Executive's date of Qualifying Termination shall be payable in accordance with such plan, policy,




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practice, or program except as expressly modified by this Agreement.

     7.6. EMPLOYMENT STATUS. Nothing herein contained shall be deemed to create an employment agreement between the Company and Executive, providing for the employment of Executive by the Company for any fixed period of time. Executive's employment with the Company is terminable at will by the Company or Executive and each shall have the right to terminate Executive's employment with the Company at any time, with or without Cause, subject to the Company's obligation to provide Severance Benefits and other Change in Control benefits as required hereunder.

     In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of employment by another employer.

     7.7. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior discussions, negotiations, and agreements concerning the subject matter hereof, including, but not limited to, any prior severance agreement made between Executive and the Company.

     7.8. TAX WITHHOLDING. The Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes legally required to be withheld.

     7.9. WAIVER OF RIGHTS. Except as otherwise provided herein, Executive's acceptance of correctly calculated Severance Benefits, other Change in Control benefits, the Gross-Up Payment (if applicable), and any other payments required hereunder shall be deemed to be a waiver of all rights and claims of Executive against the Company pertaining to any matters arising under this Agreement.

     7.10. SEVERABILITY. In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.




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     7.11. APPLICABLE LAW. To the extent not preempted by the laws of the United
States, the law of the State of Georgia shall be the controlling law in all matters relating to this Agreement.

     IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, to be effective as of the day and year first written above.

Executive:                                   Cerulean Companies, Inc.


-------------------------------              By:
                                                 ------------------------------
                                             Title:
                                                    ---------------------------










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